Exhibit 10.11

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is entered into as of December 8, 2025 by and between US Salt, LLC, a Delaware limited liability company (the “Company”), and David Sugarman (the “Executive”), and is effective as of the Closing Date, as such term is defined in the Purchase Agreement by and among US Salt Parent Holdings, LLC, ContextLogic Holdings Inc. (“CLI”) and the other parties thereto, dated as of December 8, 2025 (the “Purchase Agreement”).  In the event that the Closing (as such term is defined in the Purchase Agreement) does not occur, this Agreement will be void and of no force or effect.

Recitals

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement dated May 12, 2023 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as a full-time employee of the Company and the Executive desires to accept continued employment with the Company, in each case, upon the terms and conditions hereinafter set forth; and

WHEREAS, the parties desire to supersede and replace the Prior Employment Agreement with this Agreement, effective as of the Closing Date.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1.            Definitions.

1.1.        “Affiliate” means as to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such first Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise), provided, however, that for purposes of this Agreement, Affiliates shall not include any portfolio company of any investment fund associated with Abrams Capital Management, LLC or BCP (as defined in the Holdings LLCA), other than the members of the Company Group, unless the Executive obtains Confidential Information about such portfolio company incident to his employment or service hereunder.  For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2.        “Board” means the Board of Managers of US Salt Parent Holdings, LLC, a Delaware limited liability company (or, upon notice to the Executive, such other board of directors or managers or committee thereof as may be designated by the Board of Directors of CLI as the operative governing entity of the Company or its Subsidiaries or otherwise as the Board for purposes of this Agreement).

1.3.        “Cause” means the Executive’s (i) indictment for, being charged with, conviction of, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any intentional activity in bad faith that injures or would be reasonably expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Board (or its designee) that are consistent with the Executive’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates, or any other agreement between the Executive and the Company or any of its Affiliates.  The Executive shall have ten (10) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause under clause (vi) above within which to cure any acts constituting Cause under clause (vi) above (unless the Company determines that the action or omission is not capable of cure); provided, however, that during the Term of Employment, the Executive shall have only one opportunity in the aggregate to cure under clause (vi) above.  If, upon or after any termination of the Executive’s employment, the Company becomes aware of facts that could have resulted in the Executive’s termination of employment being treated as a termination for Cause, then (x) such termination shall be re-characterized as a termination for Cause, (y) all severance payments and benefits, if any, immediately shall cease and (z) all severance previously paid or provided, if any, shall be immediately repayable to the Company.  If the Executive resigns or terminates employment due to Disability or death, in each case, at a time when Cause exists, then such termination shall be treated as a termination of employment for Cause.

1.4.         “Code” means the Internal Revenue Code of 1986, as amended.

1.5.        “Company Group” means CLI, the Company and each of their respective Subsidiaries.

1.6.       “Company Invention” means any Invention (including Confidential Information) that is Invented by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before, on, or after the Effective Date), (ii) at the direction or request of any member of the Company Group (whether before, on, or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, Intellectual Property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (whether before, on, or after the Effective Date).

1.7.        “Competitive Business” means any and all of the following; (i) the business of processing, producing, marketing or selling salt or salt-related products; (ii) any business, service or product engaged in, offered or provided by any member of the Company Group on the Termination Date; (iii) any business, service or product engaged in, offered or provided by any member of the Company Group within one (1) year prior to the Termination Date; and (iv) any business, product or service with respect to which any member of the Company Group (with the Executive’s knowledge or involvement) has explicitly planned to engage in, offer or provide during the twelve (12) month period immediately prior to the Termination Date.

1.8.       “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature of any member of the Company Group, any of their respective Affiliates, any predecessor or successor of any member of the Company Group or any Affiliate of any member of the Company Group respecting the business or activities of any member of the Company Group, any of their respective Affiliates or any of the predecessors or successors of any of the foregoing, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Sections 4.4 through 4.16), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates.  “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentiality to a third party.  Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other Person subject to a confidentiality obligation.

1.9.        “Disability” has the meaning set forth in the long term disability policy maintained by the Company Group from time to time applicable to the Executive or, if no such policy is then in effect, “Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties under this Agreement for a period of ninety (90) consecutive days or for a total of one hundred and twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.10.      “Effective Date” means the date on which Executive’s employment with the Company commenced.

1.11.     “Good Reason” means the occurrence of any of the following events without the Executive’s prior written consent: (i) a material diminution in the Executive’s duties or responsibilities; (ii) a reduction in the Executive’s Base Salary or in the amount of the Executive’s target Annual Bonus as a percentage of Base Salary, in each case, unless pursuant to an across the board reduction impacting all officers of the Company; (iii) the Company’s material breach of a material term of this Agreement; or (iv) the relocation of the Executive’s work location to anything other than primarily remote or virtual work; provided, however, that in order to terminate the Executive’s employment for Good Reason, (a) the Executive must provide the Company with written notice describing the event or events alleged to constitute Good Reason in reasonable detail within thirty (30) days after the first occurrence thereof, (b) the Company must have failed to cure such event or events within thirty (30) days after receipt of such notice from the Executive and (c) the Executive must resign within five (5) days after the end of the Company’s cure period or within five (5) days after the Company provides the Executive with written notice that it will not cure such event or events (if earlier); and provided, further, that neither the occurrence of the Closing of the transactions contemplated by the Purchase Agreement, nor any change in the Executive’s reporting structure or scope of responsibilities as a result of or inherent in the transactions contemplated by the Purchase Agreement (including the fact that the Company will become a subsidiary of CLI as a result of such transactions and that CLI may form or acquire additional subsidiaries following the Closing of such transactions), shall, by reason thereof, constitute a material diminution in the Executive’s duties, responsibilities or otherwise constitute grounds for “Good Reason”, and Executive expressly waives the right to resign for “Good Reason” on such grounds; and further, provided, however, that no change in the Executive’s reporting relationship on or following the Effective Date to another board of directors or managers or committee thereof as may be designated by the Board of Directors of CLI as contemplated by this Agreement shall constitute Good Reason.

1.12.     “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from patents, trademarks, copyrights, software, trade secrets, know-how and confidential or proprietary information, and including all associated past, present and future enforcement rights and rights of priority therein or associated therewith; provided, that Intellectual Property shall not apply to any Invention that Executive develops entirely on Executive’s own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates for which Executive is performing services or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates for which Executive is performing services or (b) results from any work performed by Executive for the Company or any of its Affiliates.

1.13.     “Invented” means made, conceived, created, discovered, invented, authored, first actually reduced to practice, or otherwise developed, whether solely or jointly with a third party.

1.14.   “Invention” means any invention, modification, design, documentation, procedure, development, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software (including source code and object code), work of authorship or other Works (as defined in Section 4.12), trade secret, innovation, trademark, data, database, including all improvements, versions, modifications, enhancements and derivative works of the foregoing, in each case whether or not patentable, together with all Intellectual Property therein.

1.15.    “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.16.     “Restricted Territory” means those geographic locations where the Company Group (or any member thereof) does business on the Termination Date or is demonstrably and known by the Executive to be planning to do business as of the Termination Date, including, without limitation, the United States and Canada; provided if a court of competent jurisdiction holds that this geographic scope is unreasonable, then the United States; provided if a court of competent jurisdiction holds that this geographic scope is unreasonable, then each state in the United States where the Company Group (or any member thereof) is doing business on the Termination Date; provided if a court of competent jurisdiction holds that this geographic scope is unreasonable, then each county in the United States where the Company Group (or any member thereof) is doing business on the Termination Date.

1.17.     “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest in excess of 50%.

1.18.      “Term of Employment” means the period commencing at the Effective Date and ending upon the effective date of the Executive’s termination of employment with the Company for any reason, regardless of whether such termination is initiated by the Company or by the Executive.

1.19.     “Termination Date” means the date the Executive’s employment with the Company terminates for any reason, regardless of whether such termination is initiated by the Company or by the Executive.

2.           Employment.

2.1.      Executive’s Representations.  The Executive represents that the Executive is entering into this Agreement voluntarily and that in connection with the Executive’s employment or other service with the Company or any other member of the Company Group, the Executive will not (i) violate any non-solicitation, confidentiality or intellectual property covenant or agreement by which the Executive is or may be bound or (ii) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2.        Position: Duties and Responsibilities.  During the Term of Employment, the Executive shall be employed as the Company’s Chief Executive Officer, with such duties and responsibilities that are consistent with such position as may be assigned by the Board (or its designee) from time to time.  During the Term of Employment, the Executive may be invited to attend meetings of the Board as an observer from time to time and, if so invited, shall be entitled to attend for no additional compensation.  In addition, during the Term of Employment, the Executive shall serve in such other officer and/or director positions with any member of the Company Group for no additional compensation as may be determined by the Board from time to time.

2.3.        Reporting; Outside Activities.  During the Term of Employment, the Executive shall report to the Board (or its designee), and the Executive shall diligently and conscientiously devote the Executive’s full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group.  During the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Board.  Notwithstanding the foregoing, the Executive will be permitted to serve as a director or committee member of (a) the organizations listed on Exhibit A, and (b) such other organizations as are approved by the Board (which approval shall not be unreasonably withheld, conditioned or delayed), in each case, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties and responsibilities to the Company Group, do not require a material amount of the Executive’s time and do not create a conflict of interest.  The Executive shall be entitled to work remotely during the Term of Employment, but will be required to travel for business purposes, including to the Company Group’s offices and other facilities.

3.           Compensation and Other Benefits.

3.1.        Base Salary.  Effective as of the Closing Date, the Executive shall receive a base salary of $550,000 per annum (pro-rated for partial years worked), payable in accordance with the Company’s normal payroll practices as in effect from time to time.  During the Term of Employment, the Board may review the Executive’s base salary and the Board may, in its sole discretion, from time to time, increase (but not decrease unless in connection with salary reductions for senior management generally) such base salary by an amount it determines to be appropriate.  The Executive’s base salary, as may be in effect from time to time, is referred to herein as the “Base Salary.”

3.2.       Annual Bonus.  During the Term of Employment, the Executive shall be eligible to be awarded an annual discretionary bonus based on achievement of annual performance goals and other factors as the Board (or its designee) may determine in its discretion (the “Annual Bonus”).  Any Annual Bonus awarded with respect to a calendar year shall be paid in a lump sum in the following calendar year (generally, within thirty (30) days after the completion of the Company’s annual audit for the relevant year).  Except as set forth in Section 4.2, the Executive must be employed by the Company on the bonus payment date in order to receive an Annual Bonus that has been awarded with respect to a calendar year.  For the avoidance of doubt, the Executive shall remain eligible to earn and receive any Annual Bonus (in this case, as defined in the Prior Employment Agreement) awarded or to be awarded to the Executive pursuant to the Prior Employment Agreement with respect to the 2025 calendar year, notwithstanding the amendment and restatement of the Prior Employment Agreement pursuant hereto. Beginning in the calendar year 2026, the Executive’s target Annual Bonus opportunity shall be equal to up to 150% of the Executive’s Base Salary for the calendar year to which such Annual Bonus relates, with the actual amount of the Annual Bonus based on year-on-year EBITDA growth, with a payout of 0% of target if the Company achieves less than 5% of EBITDA growth, a payout of between 80% to 100% of target if the Company achieves between 5% and 10% of EBITDA growth, and a payout of between 100% and 150% of target if the Company achieves between 10% to 15% of EBITDA growth.  If the Executive earns or is owed any annual bonus with respect to 2026 for any portion of the calendar year 2026 that precedes the Closing Date under the Prior Employment Agreement, any Annual Bonus that the Executive earns under the terms of this Section 3.2 for the calendar year 2026 shall be reduced by the amount of any such bonus. The Company’s EBITDA and EBITDA growth shall be determined by the Board in good faith based on the Company’s annual audit for the relevant year.  The actual Annual Bonus (if any) awarded to the Executive with respect to any calendar year during the Term of Employment shall be determined by the Board (or its designee) in its discretion and may be less than the applicable target amount based on performance and such factors as the Board determines to be appropriate.  The Board (or its designee) reserves the right to alter or change the Annual Bonus program and/or performance metrics for a future year in its discretion.

3.3.        Long-Term Incentive Program.  As of the Closing Date, Executive shall be eligible to participate in a Long-Term Incentive Program to be established by the Company pursuant to the terms attached hereto as Exhibit B.

3.4.      Expense Reimbursement.  During the Term of Employment, the Company shall continue reimburse the Executive’s reasonable and necessary business expenses incurred in connection with performing the Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

3.5.        Benefit Plans; Vacation.  During the Term of Employment, the Executive shall continue to be eligible to participate in, and be covered on the same basis as other employees of the Company under, all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees, subject to the Executive’s satisfaction of the eligibility requirements of such plans or programs and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify and/or terminate any such plans or programs at any time in its discretion.

4.          Termination; Restrictive Covenants.  Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director, manager and other positions the Executive then holds with the Company Group and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing.  Except as expressly provided in Section 4.2, all rights the Executive may have to compensation and employee benefits from the Company or any of its Affiliates shall terminate immediately upon the Termination Date.

4.1.       General.  The Company may terminate the Term of Employment and the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive.  The Executive may terminate the Term of Employment and the Executive’s employment for any reason at any time upon not less than three hundred sixty-five (365) days’ advance written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits.  In addition, the Term of Employment and the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

4.2.        Separation Payments.

4.2.1.    General.  Except as otherwise provided in this Section 4.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only (i) the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any unreimbursed business expenses incurred prior to such termination that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iii), collectively, the “Accrued Benefits”), and (iv) if such termination occurs prior to the LTIP Payment Date (as defined in Exhibit B) and provided that such termination is not a termination by the Company for Cause, the Conditionally Earned LTIP Award or the LTIP Award, as the case may be (as defined in and subject to the terms and conditions set forth in Exhibit B), payable at the same time the LTIP Award would have been paid if no such termination had occurred.  All other rights the Executive may have to compensation and employee benefits from the Company or any of its Affiliates, other than as set forth in Section 4.2.2 or 4.2.3, shall immediately terminate upon such termination of employment.

4.2.2.     Death and Disability.  In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits and the Conditionally Earned LTIP Award or the LTIP Award, as the case may be, if applicable, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive the Annual Bonus awarded for the calendar year immediately preceding the calendar year in which such termination occurred, but only to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”).

4.2.3.     Termination Without Cause or for Good Reason.  If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by the Executive for Good Reason, then the Executive shall be entitled to receive the Accrued Benefits, the Conditionally Earned LTIP Award or LTIP Award, as and if applicable, and, subject to Section 4.2.4: (i) the Unpaid Prior Year Bonus, with such amount to be payable at the same time as if no such termination had occurred; (ii) an amount equal to one (1) times the Executive’s Base Salary at the rate in effect on the Termination Date, with such amount to be paid in equal installments during the twelve (12)-month period immediately following the Termination Date in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the effective date of the release (as described in Section 4.2.4) and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment; (iii) a pro-rata Annual Bonus for the year of termination based on actual performance for such year and pro-rated based on the number of days the Executive was employed by the Company during such year, which pro-rated Annual Bonus shall be paid to the Executive at the same time as if no such termination of employment had occurred; and (iv) provided that the Executive timely elects COBRA continuation coverage under the Company’s medical, dental and/or vision plans, payment of the Executive’s and his eligible dependents’ COBRA continuation coverage premiums under the Company’s medical, dental and vision plans until the earlier of (w) the date the Executive ceases to be eligible for COBRA coverage under the Company’s medical, dental or vision plans (as applicable), (x) the date that is twelve (12) months following the Termination Date, (y) the date that the Executive first becomes eligible for group health care coverage from a subsequent employer or from the employer of the Executive’s spouse and (z) the date on which the Company determines that providing such payments would violate any non-discrimination rule or other applicable law, or would result in any tax, penalty or fine on the Company.  The Executive shall notify the Company as of the first date that the foregoing clause (y) becomes applicable.  The Executive acknowledges that the Company may, in its discretion, treat such COBRA premium payments as a taxable benefit to the Executive.

4.2.4.    Release Requirement.  Payment of the Conditionally Earned LTIP Award or the LTIP Award, as the case may be, and the benefits set forth in Sections 4.2.2 and 4.2.3 (in each case, other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in favor of the Company Group, Affiliates thereof and related persons and entities in form and substance satisfactory to the Company (the “Release”) during the time period specified therein (which shall be either twenty-one (21) or forty-five (45) days after the Release is provided to the Executive) and the Executive’s non-revocation of the Release (with the Release to be provided to the Executive within seven (7) days after the Termination Date and the Executive to have seven (7) days after the execution of the Release to revoke such execution).  If the Release is not effective and does not become irrevocable in the time period described in the immediately preceding sentence, then the Executive (or his estate, as applicable) shall forfeit the Conditionally Earned LTIP Award or the LTIP Award, as the case may be, and the payments and benefits set forth in Section 4.2.2 or Section 4.2.3, as applicable (in each case, other than the Accrued Benefits).  Notwithstanding the foregoing, if any portion of the Conditionally Earned LTIP Award or the LTIP Award, as the case may be, or any amounts set forth in Section 4.2.2 or Section 4.2.3 (other than the Accrued Benefits) are treated as “non-qualified deferred compensation” under Code Section 409A, then if such payments could commence in more than one taxable year depending on when the Release is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and shall instead be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred).

4.3.      Violation of Restrictive Covenants.  Without limiting the remedies provided to the Company and its Affiliates as set forth in this Article 4, upon the Executive’s breach of any of the Restrictive Covenants, then notwithstanding anything contained in this Agreement to the contrary, the Company will have no obligation to continue to pay or provide the Conditionally Earned LTIP Award or the LTIP Award, as the case may be, or any of the other compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Executive shall promptly repay to the Company after any such breach any amounts received under Section 4.2 (other than the Accrued Benefits) and shall continue to be bound by all such Restrictive Covenants in accordance with their terms.

4.4.        Restrictive Covenants.  As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration herein, including continued employment and continuing to provide the Executive with access to Confidential Information of the Company, the Executive hereby agrees to the restrictive covenants contained in Sections 4.5 through 4.16 (to the extent such restrictive covenants remain in effect as of any particular time of reference, the “Restrictive Covenants”).  The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants.  For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their respective Affiliates (as the case may be).

4.5.        Non-Competition.  During the period commencing on the Effective Date and ending twenty-four (24) months after the Termination Date, regardless of the reason for the Executive’s termination of employment and regardless of whether such termination was initiated by Executive or by the Company (the “Restricted Period”), the Executive shall not, anywhere in the Restricted Territory, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, equityholder, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by, or provide services to any Person that is, or has taken demonstrable steps to become, engaged in, a Competitive Business.  Notwithstanding the foregoing, (i) nothing in this Section 4.5 shall prevent the Executive from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange and (ii) the Executive may request advanced written consent from the Board to engage in an activity that constitutes a portion of the Competitive Business in which the Company and its Subsidiaries do not engage and in which the Executive is not directly involved, which consent shall not be unreasonably withheld.

4.6.       Customer and Vendor Non-Solicitation.  During the Restricted Period, the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, contact, solicit, divert, induce, call on, or take away (or attempt to do any of the foregoing) any customer or vendor of any member of the Company Group (or any Person who, during the twelve (12) months prior to the Termination Date, was solicited to be a customer or vendor of any member of the Company Group) with whom the Executive had contact or about whom the Executive possessed confidential information within the twelve (12) months prior to the Termination Date.

4.7.        Employee and Independent Contractor Non-Solicitation.  During the Restricted Period, the Executive shall not (except on the Company’s behalf during the Term of Employment), directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, (i) solicit for employment or engagement or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation, interference or attempt thereof or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such employment, engagement or attempt thereof or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such employment, engagement or attempt thereof and with whom the Executive had contact or about whom the Executive possessed confidential information within the twelve (12) months prior to the Termination Date.

4.8.       Non-Disparagement.  During the Term of Employment and at all times thereafter, the Executive shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of the Company’s Affiliates; (ii) any of the businesses, activities, operations, affairs, reputations or prospects of any of the Persons described in clause (i); or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members, owners or shareholders of any of the Persons described in clause (i) or clause (ii).  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person.  The foregoing limitations shall not be violated by truthful statements made by the Executive (w) to any governmental authority, including, without limitation, in connection with an investigation or hearing conducted by the National Labor Relations Board, (x) which are in response to legal process, or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (y) as may be reasonably necessary to perform the Executive’s duties hereunder while employed by the Company or (z) to defend, initiate or pursue any claim.

4.9.        Confidentiality; Return of Property.  During the Term of Employment and at all times thereafter, the Executive shall not, except as required to do so in good faith to perform the Executive’s duties or responsibilities on behalf of any member of the Company Group or with the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information.  Notwithstanding the foregoing, the Executive may disclose Confidential Information when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power.  In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Company with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, the Executive will furnish only that portion of the Confidential Information which is legally required to be furnished, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.  In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by any member of the Company Group).  The Executive shall also proffer to the Company, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time.  To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies.  Notwithstanding any other provision of this Agreement, (I) nothing in this Agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency inspector general, or making other disclosures that are protected under the “whistleblower” provisions of applicable law or regulation, or requires the Executive to provide prior notice to the Company of the same, and (II) in accordance with the federal Defend Trade Secrets Act of 2016, (A) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive filed any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order; provided that, notwithstanding this immunity from liability, the Executive understands that he may be held liable if he unlawfully accesses trade secrets by unauthorized means.

4.10.      Prior Inventions.  The Executive has attached hereto, as Exhibit C, a list describing with particularity all Inventions that were Invented by the Executive prior to the commencement of the Term of Employment (collectively, “Prior Inventions”) which: (i) are owned in whole or part by the Executive or in which the Executive has an interest, (ii) relate in any way to any of the Company Group’s actual or proposed businesses, products or research and development, and (iii) are not assigned to the Company hereunder.  If no such list is attached, the Executive represents that there are no such Prior Inventions.  The Executive agrees not to incorporate into any Company Group product, process or machine any Prior Invention, or any Invention owned by a third party.  If notwithstanding the foregoing during the Term of Employment, the Executive incorporates any Prior Invention into any Company Group product, process or machine, then the Executive hereby grants to the Company a non-exclusive, royalty- free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, offer to sell, import, and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

4.11.      Ownership of Inventions.  The Executive acknowledges and agrees that all Company Inventions hereby are and shall be the sole and exclusive property of the Company.  The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the one (1)-year period following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-Employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Company in its sole discretion may elect to compensate the Executive for any Post-Employment Inventions.  For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company Inventions.  The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Executive further agrees to disclose in writing to the Company any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice.  Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention.  The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement.  The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention.  The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company Inventions hereunder, and the enforcement of the Company’s rights in any Company Inventions, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company Inventions covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 4.11 shall be paid by the Company or its designee.  Without limiting the foregoing, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf to execute and file any application or applications or other documents for patents, copyrights or trademark registrations or any other legal protection thereon, and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Executive.  The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company Invention, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.  For the avoidance of doubt, the term “Company Invention” is deemed not to include any Invention to the extent it is non-assignable under the provisions of applicable law.

4.12.      Works for Hire.  The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before, on or after the Effective Date), (ii) at the direction or request of any member of the Company Group (whether before, on or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, Intellectual Property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (whether before, on or after the Effective Date) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party.  To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.13.     Cooperation.  During and after the Term of Employment, the Executive agrees to cooperate with the Company Group (and its counsel) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or service with any member of the Company Group (or the termination thereof).  The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into the Executive’s possession.  The Company shall promptly reimburse the Executive for the reasonable pre-approved out-of-pocket expenses incurred by the Executive at the Company Group’s request in connection with such cooperation.  The Company shall also reimburse the Executive for any reasonable attorneys’ fees or related costs the Executive may incur in connection with the cooperation referenced in this Section 4.13.

4.14.      Remedies; Injunctive Relief.  The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants.  The Executive agrees that the Company, its Affiliates and the other members of the Company Group shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants.  The Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with any Restrictive Covenant.  The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates and other members of the Company Group.  Each Affiliate of the Company and each member of the Company Group is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company and member of the Company Group, as well as any successor or assign of the Company or such Affiliate or member of the Company Group, may enforce the Restrictive Covenants.  The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates or member of the Company Group by which the Executive may be bound, and any such non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants shall not supersede, or be superseded by, the Restrictive Covenants.

4.15.     Tolling During Periods of Breach.  The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.16.      Notification of New Employer.  In the event that the Executive is employed or otherwise engaged by any other Person following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of the Restrictive Covenants through the applicable time period of such Restrictive Covenant, as set forth herein in Article 4.

5.            Miscellaneous.

5.1.       Applicable Law; Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflicts of law.  Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court located in Wilmington, Delaware (and the courts of appeals thereof) with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, the Executive’s employment or service with any member of the Company Group or the termination thereof (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Wilmington, Delaware (and the courts of appeals thereof)).  Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction.  THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.2.        Amendments.  This Agreement may not be amended otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifies the provision of this Agreement being amended.

5.3.        Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing signed by the waiving party that specifies the provision of this Agreement being waived.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

5.4.        Notices.  All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

US Salt, LLC
3580 Salt Point Rd
Watkins Glen, NY 14891
Attention: Board of Managers

Abrams Capital Management LLC
222 Berkeley Street, 21st Floor
Boston, MA 02116
Attention: Raja H. R. Bobbili
Email: [redacted]; [redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray
Prudential Tower, 800 Boylston Street
Boston, MA  02199-3600
Attention: Sarah Schaffer Raux
Email: sarah.schafferraux@ropesgray.com

BCP Special Opportunities Fund III GP LP, its general partner
650 Madison Avenue, 23rd Floor
New York, New York 10022
Attention: Mark Ward; Edward Goldthorpe
Email:  [redacted]; [redacted]

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Jonathan Gill
Email:  jgill@proskauer.com

To the Executive:

at the residence address most recently filed with the Company with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Attention: Adam Tejeda; Kevin McKibbin
Email:	adam.tejeda@klgates.com;
kevin.mckibbin@klgates.com

or to such other address as any party shall have furnished to the other in writing in accordance herewith.  All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered), (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.5.       Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as are required to be withheld pursuant to any applicable law or regulation.

5.6.       Code Section 409A Compliance.  This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.  To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement during such six (6) month period (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 5.6) and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death), and all payments and benefits required after such six (6) month anniversary shall be paid or provided on the same schedule as if no such delay had occurred.  If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.  In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.  Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if this Agreement is not exempt from or compliant with Code Section 409A, or if any of the payments or benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not exempt from or compliant with Code Section 409A.  Each payment payable under this Agreement shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

5.7.        Severability.  The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects.  The Executive agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Executive’s position.  However, if for any reason any court of competent jurisdiction shall find any provision of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.8.        Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.9.       Counterparts.  This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.10.    Entire Agreement.  This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective Affiliates relating to such subject matter (including, without limitation, any term sheet, summary, presentation and offer letter and the Prior Employment Agreement); provided that this Agreement and the restrictive covenants and other obligations contained in Sections 4.5 through 4.16 are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) any noncompetition, nonsolicitation, confidentiality or other restrictive covenants in any other current or future agreement (including any written incentive unit grant agreement or securities purchase agreement) between the Company Group, on the one hand, and the Executive, on the other hand.

5.11.      Survivorship.  The provisions of Article 1, Article 5, Section 2.1 and Sections 4.2 through 4.16 shall survive the termination of the Executive’s employment with the Company for any reason, the termination of the Term of Employment for any reason and the termination of this Agreement for any reason, in each case, in accordance with their respective terms.

5.12.      Successors and Assigns.  The Company may assign its rights and/or delegate its obligations under this Agreement to any entity within the Company Group or to any purchaser or other successor of any entity within the Company Group, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder.  This Agreement may not be assigned by the Executive.  Except as otherwise provided in this Agreement, this Agreement shall bind, inure to the benefit of, and be enforceable by, the Executive, the Company and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed on its behalf, each as of the date first above written.

US SALT, LLC

By:	/s/ Jason Balseg
Name: Jason Blaseg

Title: Chief Financial Officer, its Authorized Signatory

EXECUTIVE

/s/ David Sugarman
David Sugarman

EXHIBIT A

BOARD MEMBERSHIPS

Attached.

EXHIBIT B

Long-term incentive program Terms

Attached.

Exhibit c

Prior Inventions

Attached.